PRESS RELEASE
FOR RELEASE APRIL 22, 2010 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC.
REPORTS RESULTS FOR QUARTER ENDING MARCH 31, 2010

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, (the “Bank”) reported a net loss of $639,000 for the three month period ended March 31, 2010, which represents the second quarter of its 2010 fiscal year, as compared to net income of $102,000 for the three months ended March 31, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported a net loss available to common stockholders of $795,000 or ($0.27) per basic and diluted share for the three months ended March 31, 2010, compared to a net loss available to common stockholders of $52,000 or ($0.02) per basic and diluted common share for the three months ended March 31, 2009.

Net income for the six months ended March 31, 2010 was $31,000, as compared to net income of $342,000 for the six months ended March 31, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the net loss available to common stockholders was $282,000 or $(0.09) per basic and diluted share for the six months ended March 31, 2010, compared to net income available to common stockholders of $177,000 or $0.06 per basic and diluted share for the six months ended March 31, 2009.

During the three and six months ended March 31, 2010, earnings were negatively impacted by significant increases in loan loss provisions. The Company also recognized $100,000 in credit losses for certain private label collateralized mortgage obligation (CMO) securities deemed by management to be “Other Than Temporarily Impaired” (OTTI). These charges against earnings were partially offset by notable increases in net interest income as compared to corresponding periods during the prior fiscal year.

Additional loan loss provisions were necessary to address the continued decline in overall economic conditions and increases in troubled assets, particularly in relation to the commercial loan portfolio. Nonperforming assets were $9.6 million at March 31, 2010 versus $8.3 million at September 30, 2009, the Company’s prior fiscal year end. Most of the nonperforming assets consisted of commercial loans, which increased to $8.7 million at March 31, 2010 from $6.3 million at September 30, 2009 primarily due to the addition to nonperforming assets of one $3.5 million loan relationship. The loan is secured with commercial real estate utilized as an owner occupied manufacturing facility.

President and Chief Executive Officer Joseph J. Bouffard commented “A challenging environment continues to exist within the financial services industry. Although our troubled assets have risen recently, asset quality remains strong overall when considering current economic conditions. Management has been proactive in establishing what are believed to be appropriate reserve levels and we will continue to do so. We remain very well capitalized and our pending sale of four branches is a transaction expected to improve efficiency and earnings.” Completion of the sale is expected in the second calendar quarter, subject to certain conditions, including regulatory approval.

As noted above, $100,000 in OTTI charges were recorded during the three months ended March 31, 2010. These charges relate to the Company’s $20.8 million CMO securities portfolio. The Company also recorded $500,000 in OTTI charges during the quarter ended June 30, 2009 as a result of these same securities. At March 31, 2010, Stockholders’ equity included $5.1 million in gross unrealized losses (net of taxes) related to these CMO securities. The Company does not intend to sell these securities prior to maturity and, to date, the securities have performed in accordance with their terms. If in the future it is determined that further declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its consolidated statements of operations.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	March 31,	September 30,
	2010	2009
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$82,682	$40,352
Loans receivable, net	396,748	401,011
Mortgage-backed securities, available for sale	82,535	90,478
Foreclosed real estate and repossessed assets	5	639
Premises and equipment, net	8,094	9,024
Bank owned life insurance	15,304	15,001
Other assets	15,378	12,933
Total assets	$600,746	$569,438

LIABILITIES
Deposits	$517,472	$487,989
Borrowings	--	--
Junior subordinated debentures	17,011	17,011
Other liabilities	6,798	5,305
Total liabilities	541,281	510,305
Total stockholders’ equity	59,465	59,133
Total liabilities & stockholders’ equity	$600,746	$569,438

Consolidated Statements of Operations
(Unaudited)

	Three Months ended March 31,		Six Months ended March 31,
	2010	2009	2010	2009
	(Dollars in thousands		(Dollars in thousands
	except per share data)		except per share data)
Interest Income	$7,241	$7,495	$14,686	$15,169
Interest Expense	2,390	3,515	4,912	7,482
Net Interest Income	4,851	3,980	9,774	7,687
Provision for Loan Losses	2,200	150	2,500	300
Net Interest Income After Provision for Loan Losses	2,651	3,830	7,274	7,387
Total Non-Interest Income	504	451	1,205	1,054
Total Non-Interest Expenses	4,285	4,161	8,581	7,908
(Loss) Income Before Tax (Benefit) Expense	(1,130)	120	(102)	533
Income Tax (Benefit) Expense	(491)	18	(133)	191
Net (Loss) Income	(639)	102	31	342
Preferred Stock dividends and discount accretion	(156)	(154)	(313)	(165)
Net (Loss) Income available to common shareholders	$(795)	$(52)	$(282)	$177

Basic and Diluted (Loss) Earnings Per Common Share	$(.27)	$(.02)	$(.09)	$.06

Summary of Financial Highlights
(Unaudited)

	Three Months ended March 31,			Six Months ended March 31,
	2010		2009	2010	2009

Return on Average Assets (Annualized)	(.43%	)	.07%	.01%	0.12%
Return on Average Equity (Annualized)	(4.24%	)	.68%	.10%	1.21%

Interest Rate Spread	3.40%		2.85%	3.49%	2.78%
Net Interest Margin	3.49%		2.95%	3.57%	2.88%

Efficiency Ratio	80.02%		93.91%	78.16%	90.47%
Ratio of Average Interest Earnings Assets/Interest Bearing Liabilities	105.41%		104.01%	104.76%	103.58%

Allowance for Loan Losses
(Unaudited)

	Three Months ended March 31,		Six Months ended March 31,
	2010	2009	2010	2009
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$4,228	$2,832	$3,927	$2,672
Provision for Loan Loss	2,200	150	2,500	300
Recoveries	21	39	63	130
Charge-Offs	(9)	(48)	(50)	(129)
Allowance at End of Period	$6,440	$2,973	$6,440	$2,973

Allowance for Loan Losses as a Percentage of Gross Loans	1.60%	0.75%	1.60%	0.75%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	67.2%	158.2%	67.2%	158.2%

Non-Performing Assets
(Unaudited)

	At March 31, 2010	At September 30, 2009	At March 31, 2009
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial	$8,710	$6,269	$857
Residential Real Estate	876	1,186	1,021
Consumer	--	235	1
Total Nonperforming Loans	9,586	7,690	1,879
Foreclosed Real Estate	--	639	--
Other Nonperforming Assets	5	--	--
Total Nonperforming Assets	$9,591	$8,329	$1,879

Nonperforming Loans to Loans Receivable	2.38%	1.88%	0.47%

Nonperforming Assets to Total Assets	1.60%	1.46%	0.32%

(1) Nonperforming status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at March 31, 2010 are $3.5 million in Troubled Debt Restructurings, of which $3.3 million are not delinquent.  Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of principal and interest payments.